     SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14(A) INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

BSB Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐	Fee paid previously with preliminary materials
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

[BSB Bancorp Logo]

March 28, 2003

Dear Shareholder:

     We are pleased to enclose your Notice of Annual Meeting and Proxy Statement for the BSB Bancorp, Inc. Annual Meeting of Shareholders. The Annual Meeting will be held on April 28, 2003, at 10:00 a.m., Eastern Time, at the Holiday Inn Binghamton-Arena, 2-8 Hawley Street, Binghamton, New York 13901.

     At the Annual Meeting, you will be asked (i) to elect three directors of the Company to serve terms expiring in 2006; (ii) to amend the 1996 Long-Term Incentive and Capital Accumulation Plan to increase the number of authorized shares available thereunder and to extend the term of the Plan to March 20, 2013, (iii) to ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003, and (iv) to transact any other business that properly comes before the meeting or any adjournment.

     In order to make sure that your vote is represented at the Annual Meeting, indicate your vote on the enclosed proxy form and sign, date and return it in the enclosed envelope, vote by telephone using the toll-free number provided on your proxy card, or vote on the Internet at the website provided on your proxy card. If you attend the Annual Meeting and prefer to vote in person, you may do so. You may also revoke your proxy at the Annual Meeting and vote in person.

Sincerely,

/s/ Howard W. Sharp

Howard W. Sharp President and Chief Executive Officer

BSB BANCORP, INC.
58-68 Exchange Street
Binghamton, New York 13901
(607) 779-2406

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 28, 2003

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of BSB Bancorp, Inc. will be held at the Holiday Inn Binghamton-Arena, 2-8 Hawley Street, Binghamton, New York 13901 on April 28, 2003, at 10:00 a.m., Eastern Time, and at any adjournment of the meeting, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

1.	Election of Directors. To elect three directors for a term of three years, or until their successors have been elected and qualified (Proposal 1);

2.	Amendment of 1996 Long-Term Incentive and Capital Accumulation Plan. To approve an increase in the number of authorized shares under the 1996 Long-Term Incentive and Capital Accumulation Plan and an extension of the term of the Plan (Proposal 2);

3.	Ratification of Appointment of Auditors. To ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003 (Proposal 3); and

4.	Other Business. To transact any other business that properly comes before the Annual Meeting. Except for procedural matters incident to the conduct of the meeting, the Board of Directors is not aware of any other matters which may properly come before the Annual Meeting.

     Shareholders of record at the close of business on March 6, 2003 are entitled to notice of and to vote at the Annual Meeting and at any adjournment of the meeting.

By Order of the Board of Directors

/s/ Larry G. Denniston

Larry G. Denniston Senior Vice President and Corporate Secretary

Binghamton, New York
March 28, 2003

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO VOTE BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED; BY VOTING BY TELEPHONE USING THE TOLL-FREE NUMBER PROVIDED ON YOUR PROXY CARD; OR ON THE INTERNET AT THE WEBSITE PROVIDED ON YOUR PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING, IN PERSON, OR BY A SUBSEQUENT TELEPHONIC OR INTERNET VOTE AT ANY TIME PRIOR TO ITS EXERCISE.

BSB BANCORP, INC.
58-68 Exchange Street
Binghamton, New York 13901

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
April 28, 2003

MEETING INFORMATION

     This Proxy Statement, which is first being mailed on or about March 28, 2003, is furnished to shareholders of BSB Bancorp, Inc. (the “Company”) in connection with the solicitation of proxies on behalf of the Board of Directors to be used at the 2003 Annual Meeting of Shareholders. The Annual Meeting will be held at the Holiday Inn Binghamton-Arena, 2-8 Hawley Street, Binghamton, New York 13901, on April 28, 2003, at 10:00 a.m., Eastern Time, and at any adjournment of the meeting. The Annual Meeting has been called for the purposes set forth in the Notice of Annual Meeting.

SOLICITATION AND VOTING

     The proxies solicited by this Proxy Statement, if properly voted and not revoked prior to their use, will be voted in accordance with the instructions contained in the proxies by a member of the law firm of Hinman, Howard & Kattell, L.L.P., general counsel to the Company, which has been duly appointed by the Board of Directors to vote such proxies.

     Voting. If your Common Stock is held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from that person or entity that you must follow in order to have your shares of Common Stock voted. If you hold your Common Stock in your own name and not through a broker or another nominee, you may vote your shares of Common Stock:

•	by using the toll-free telephone number listed on the proxy card,

•	by using the Internet website listed on the proxy card,

•	by signing, dating and mailing the proxy card in the enclosed postage-paid envelope, or

•	by attending the Annual Meeting and voting in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your Common Stock in accordance with your instructions. If you give a proxy without specific voting instructions, your proxy will be voted by the proxy holders as recommended by the Board of Directors.

     Vote by Telephone. If you hold your Common Stock in your own name and not through your broker or another nominee, you can vote your shares of Common Stock by telephone by dialing the toll-free telephone number printed on your proxy card. Telephone voting is available 24 hours a day until 8:00 a.m. (E.D.T.) on April 28, 2003. Easy-to-follow voice prompts allow you to vote your shares of Common Stock and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using the individual control numbers on your proxy card. If you vote by telephone, you do not need to return your proxy card.

     Vote by Internet. If you hold your Common Stock in your own name and not through your broker or another nominee, you can choose to vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours a day until 8:00 a.m. (E.D.T.) on April 28, 2003. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

     Vote by Mail. You can vote by mail by signing, dating and returning the enclosed proxy card in the enclosed postage paid envelope.

     If no contrary instructions are given, each proxy will be voted FOR the election of the nominees of the Board of Directors as directors; FOR the increase in the number of authorized shares under the 1996 Long-Term Incentive and Capital Accumulation Plan and the extension of the term of the Plan; FOR the ratification of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003 and, upon the transaction of such other business that properly comes before the Annual Meeting, in accordance with the determination of a majority of the Board of Directors.

     The securities which can be voted at the Annual Meeting consist of shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), with each share entitling its owner to one vote on each matter presented. The Board of Directors has set the close of business on March 6, 2003 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting. The number of shares of Common Stock outstanding on March 6, 2003 was 9,195,914. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Shareholders’ votes will be tabulated by the person appointed by the Board of Directors to act as inspector of election of the Annual Meeting. Under Delaware corporate law, directors are elected by a plurality of the votes of the shares present (in person or represented by proxy) at the Annual Meeting and entitled to vote on the matter. Unless otherwise required by law or the Company’s Certificate of Incorporation or Bylaws, any other matter put to a shareholder vote will be decided by the affirmative vote of a majority of the shares present, either in person or represented by proxy, at the Annual Meeting and entitled to vote on the matter.

REVOCATION OF PROXIES

     Any shareholder of record giving a proxy has the power to revoke it any time before it is exercised by (i) filing with the Corporate Secretary of the Company written notice of revocation (Larry G. Denniston, Senior Vice President and Corporate Secretary, BSB Bancorp, Inc., 58-68 Exchange Street, Binghamton, New York 13901), (ii) submitting a duly executed proxy bearing a later date, (iii) voting again by telephone on a later date, (iv) voting again by internet on a later date, or (v) appearing at the Annual Meeting to vote in person. Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

ABSTENTIONS AND BROKER NON-VOTES

     Abstentions and broker non-votes will be treated as shares that are present or represented, and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented at the Annual Meeting. Abstentions will be counted as votes cast at the Annual Meeting.

ELECTION OF DIRECTORS

(Proposal One)

     The Board of Directors currently consists of ten members. The Company’s Certificate of Incorporation and Bylaws provide that the directors shall be divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class of directors is to be elected annually. The non-employee directors of the Company meet at least quarterly with the Chairman of the Board presiding.

     Presently, all directors of the Company also are directors of the Company’s wholly owned subsidiary, BSB Bank & Trust Company (the “Bank”). Mr. Ferris G. Akel, whose term expires in 2004, has informed the Board of Directors that he will retire as of the date of the Annual Meeting. Because the Company’s charter and bylaws required that the class of the Board be divided into three classes as nearly equal in number as possible, the Board of Directors has elected Mark T. O’Neil, Jr., whose term expires at the Annual Meeting to fill the vacancy created by Mr. Akel’s retirement in the Class of 2004.

     Following the Annual meeting, there will be nine directors: three in the class of 2006; three in the class of 2005; and three in the class of 2004.

			Shares of Company
			Common Stock Beneficially
			Owned (a) as of
			March 6, 2003 (b)
Name and Age at	Director of the	Business Experience
December 31, 2002	Company Since	During Past Five Years	Number(c)	Percent

Nominees (for terms to expire at Annual Meeting in 2006)

Diana J. Bendz Age 56	1998	IBM Endicott Senior Location Executive, Endicott, New York since July 1996.	16,750	*

David A. Niermeyer Age 61	1994	President and Chief Executive Officer, Stakmore Co., Inc., Owego, New York.	27,175	*

Thomas L. Thorn Age 59	1995	Private investor since 1997 prior to which he served as Executive Vice President and Treasurer, Diamond Page International Corporation. Interim Executive Officer (November 10, 2000 to December 31, 2000). Acting President and Chief Executive Officer of the Company (February 2000 to November 10, 2000).	242,587	2.63%

			Shares of Company
			Common Stock Beneficially
			Owned (a) as of
			March 6, 2003 (b)
Name and Age at	Director of the	Business Experience
December 31, 2002	Company Since	During Past Five Years	Number(c)	Percent

Current Directors

Ferris G. Akel** Age 69 Class of 2004	1986	President, Binghamton Giant Markets, Inc., Vestal, New York.	176,172	1.91%

Robert W. Allen Age 59 Class of 2005	1987	General Partner, Allen Family Limited Partnership since April 1999. President and Chief Executive Officer, Tuscan/Lehigh Dairies, L.P., Lansdale, Pennsylvania (May 1997 to March 1999). President and Chief Executive Officer, Lehigh Valley Dairies, Inc., Lansdale, Pennsylvania (April 1996 to May 1997).	47,286	*

William C. Craine Age 54 Class of 2004	1976	Chairman of the Company and the Bank since February 2000. Chief Executive Officer of Granite Capital Holdings, Inc. since January 2003 and Chairman since November 1998. President and Chief Executive Officer, Mang Group, Inc., Sherburne, New York (November 1994 to November 1998).	93,071	1.01%

John P. Driscoll Age 62 Class of 2005	1999	Executive Vice President of the Company and the Bank since May 2001. Executive Vice President and Treasurer of the Company and Bank (March 2000 to May 2001). Executive Vice President-CNY Region of the Company and the Bank (July 1999 to March 2000). Interim Treasury Administration Officer of the Bank (November 1999 to March 2000). Chairman, President and Chief Executive Officer of Skaneateles Bancorp, Inc. and Skaneateles Savings Bank (September 1992 to July 1999 when Skaneateles Bancorp, Inc. merged with the Company).	52,724	*

Ann G. Higbee Age 60 Class of 2004	1999	Managing Partner of Public Relations Services, Eric Mower and Associates, Syracuse, New York.	25,348	*

**	Retiring Director

			Shares of Company
			Common Stock Beneficially
			Owned (a) as of
			March 6, 2003 (b)
Name and Age at	Director of the	Business Experience
December 31, 2002	Company Since	During Past Five Years	Number(c)	Percent

Mark T. O’Neil, Jr. Age 50 Class of 2003	1994	Executive Vice President, Mid-Atlantic Division, Catholic Health East, Newtown Square, Pennsylvania since July 2001. President and Chief Executive Officer of Mercy Health System, Conshohocken, Pennsylvania (May 2000 to July 2001). President and Chief Executive Officer of United Health Services, Inc. (February 1993 to May 2000).	27,260	*

Howard W. Sharp Age 56 Class of 2005	2000	President and Chief Executive Officer of the Company and the Bank since November 2000. Regional President, Syracuse, NY Region of M&T Bank (April 1998 to November 2000). Senior Executive Vice President and Chief Operating Officer as well as other executive positions of OnBancorp, Inc. and OnBank & Trust Co. (November 1989 to April 1998).	157,533	1.69%

In addition to the information provided above, the following summarizes the security ownership of the highest paid named executive officers in 2002 who are not also directors of the Company:

		Shares of Company
		Common Stock Beneficially
		Owned (a) as of
		March 6, 2003 (b)

	Title	Number(c)	Percent

Larry G. Denniston Age 57	Senior Vice President and Corporate Secretary.	57,835	*

William M. Le Beau Age 54	Executive Vice President, Risk Management.	45,994	*

Arthur C. Smith Age 55	Executive Vice President - Retail Banking Officer.	74,906	*

Number of shares of Company common stock beneficially owned by all directors and executive officers of the Company as a group (17 persons)		1,139,581	11.85%

*	Unless otherwise indicated, holdings represent less than 1% of the issued and outstanding shares of Common Stock.

(a)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has or shares voting power and/or investment power with respect to the security, or has the right to acquire beneficial ownership at any time within 60 days from March 6, 2003. As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. This table represents all shares as to which named individual possessed sole or shared voting or investment power as of March 6, 2003, including shares held by, in the name of, or in trust for, spouse and dependent children of named individual and other relatives living in the same household, even if beneficial ownership has been disclaimed as to any of these shares by the nominee or director.

(b)	The table includes shares as to which certain directors and named executive officers are beneficial owners but not the sole beneficial owners and over which the persons named in the table possess shared voting and/or shared investment power as follows: Mr. Akel, 149,403 shares; Mr. Allen, 21,296 shares; Mr. Craine, 4,300 shares; Mr. Denniston, 12,554 shares; Mr. Driscoll, 21,194 shares; Mrs. Higbee, 7,774 shares; Mr. O’Neil, 5,510 shares; Mr. Smith, 27,745 shares; and Mr. Thorn 50,250 shares.

(c)	The table includes shares with respect to which the directors currently have the right to acquire or will have the right to acquire beneficial ownership of Common Stock through the exercise of options within 60 days of March 6, 2003 as follows: Mr. Akel, 11,250 shares; Mr. Allen, 24,750 shares; Mrs. Bendz, 15,750 shares; Mr. Craine, 4,500 shares; Mr. Denniston, 39,661 shares; Mr. Driscoll, 7,887 shares; Mrs. Higbee, 13,500 shares; Mr. Niermeyer, 11,250 shares; Mr. Le Beau, 3,036 shares; Mr. O’Neil, 21,750 shares; Mr. Sharp, 150,000 shares; Mr. Smith, 59,613 shares; Mr. Thorn, 11,250 shares.

The Nominees

     Unless otherwise directed, each proxy executed and returned by a shareholder will be voted FOR the election of the three nominees listed above for a three-year term. If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxy will nominate and vote for a replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed above may not be able to serve as a director if elected.

Shareholder Nominations

     Section 7.2(c) of the Company’s Certificate of Incorporation provides that nominations of candidates for election as directors at any annual meeting may be made (i) by or at the direction of a majority of the Board of Directors or (ii) by any shareholder entitled to vote at that annual meeting. Shareholders may name nominees for election to the Board of Directors by submitting written nominations to the Corporate Secretary of the Company not less than 20 days prior to the date of the annual meeting; provided, however, that if less than 30 days’ notice of the date of the scheduled annual meeting is given, notice by the shareholder must be so delivered or received not later than the close of business on the tenth day following the day on which the notice of annual meeting was mailed, provided further that the notice by the shareholder must be delivered or received no later than the close of business on the fifth day preceding the date of the meeting. Such shareholder’s notice must set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director and as to the shareholder giving notice: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Common Stock which are beneficially owned by such person on the date of the shareholder notice, and (iv) any other information relating to such person that is required to be disclosed in solicitation of proxies with respect to nominees for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (b) as to the shareholder giving the notice: (i) the name and address, as they appear on the Company’s books, of the shareholder and any other shareholders known by the shareholder to be supporting the nominees, and (ii) the class and number of shares of Common Stock which are beneficially owned by the shareholder and any other shareholders known by the shareholder to be supporting such nominees on the date of the shareholder notice. If any shareholder nomination is properly and timely made, ballots will be provided for use by shareholders at the Annual Meeting bearing the name of the nominee or nominees.

Required Vote

     Directors will be elected by a plurality of the shares present, either in person or represented by proxy, at the Annual Meeting and entitled to vote on the matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

FOR THE ELECTION OF THE NOMINEES AS DIRECTORS

* * *

Board Meetings and Committees

     The Board of Directors meets regularly each month, except August and December, and may have additional special meetings. The non-employee directors meet at least quarterly with the Chairman of the Board presiding. Each member of the Board of Directors of the Company also serves as a director of the Bank. The Board of Directors of the Company met thirteen times during the year ended December 31, 2002. No incumbent director, with the exception of Mr. O’Neil, attended fewer than 75% of the aggregate of the total number of meetings held by the Board of Directors of the Company during the period that the director served on the Board and all committees of the Board on which such director served during such director’s tenure on such committee. Mr. O’Neil attended 67% of the aggregate of the total number of meetings he was scheduled to attend.

     The Company has a standing Executive Committee which acts in the place of the Board between full Board meetings. During 2002, the Executive Committee of the Company consisted of Messrs. Craine (Chairman), Akel, Sharp and Thorn, and a rotating member. The Executive Committee met three times in 2002. The Company’s Compensation Committee has the authority to grant options, stock appreciation rights and performance shares and the Bank’s Salary and Personnel Administration Committee reviews both employee and executive compensation and makes recommendations to the Board of Directors with regard to executive compensation. Messrs. Allen (Chairman), Akel, Niermeyer and O’Neil and Mrs. Bendz are members of both Committees. The Company’s Compensation Committee and the Bank’s Salary and Personnel Administration Committee each met three times during 2002. The Nominating Committee consists only of independent directors.

     The Nominating Committee, which is comprised solely of independent directors, selects nominees for election as directors of the Company. The Nominating Committee will consider nominees recommended by shareholders in accordance with the procedures set forth in the Company’s Certificate of Incorporation, as described above. The Nominating Committee consists of Messrs. Allen (Chairman), Craine, Niermeyer and O’Neil and Mrs. Bendz and Mrs. Higbee. The Committee met two times in 2002.

Compensation of Directors

     Directors’ Fees. Directors of the Company did not receive any fees for attendance at meetings of the Board of the Company during 2002, but, with the exception of Mr. Craine, did receive an annual retainer of $12,000 plus $500 for each Bank Board meeting attended. Also, committee members received fees of $500 per meeting attended. The Chairmen of each of the Audit Committee, the Salary and Personnel Administration Committee, the Nominating Committee and the Trust Committee received fees of $600 per meeting attended. In 2002, each non-rotating member of the Bank’s Executive Committee serving for the entire year received an annual retainer of $2,400. Rotating members of the Executive Committee received fees of $500 per meeting attended. Effective

April 28, 2003, with the exception of Mr. Craine, each director will be paid an annual retainer of $15,000, plus $600 for each Bank Board meeting attended. Also, committee members will receive fees of $600 per meeting attended, except for members of the Audit Committee, who will receive $1,200 per meeting attended, and non-rotating members of the Executive Committee who serve for the entire year who will receive $400 per month. The Chairman of each of the Salary and Personnel Committee, the Nominating Committee and the Trust Committee will receive fees of $1,200 per meeting attended. The Chairman of the Executive Committee will receive $800 monthly and the Chairman of the Audit Committee will receive $1,500 per meeting attended. Currently, Mr. Craine serves as Chairman of each of the Executive Committee and the Trust Committee and waives the fees shown above in lieu of his fee as Chairman of the Board of Directors and Company. No fees were paid to officers of the Company who are also directors of the Company and the Bank. Directors may elect to defer the receipt of all or a portion of their fees pursuant to a non-qualified deferred compensation agreement. Interest is credited on the deferred amounts at a rate equal to the Bank’s earning asset yield.

     As Chairman of the Board of Directors of the Company and the Bank, Mr. Craine received a monthly director fee of $8,500. This monthly fee will not change in 2003. This monthly fee was in lieu of all fees Mr. Craine otherwise would be entitled to receive as a director, including retainers and fees for attending board or committee meetings. Mr. Craine is not an executive officer of either the Company or the Bank and does not participate in any cash bonus or stock option compensation plans established for the benefit of executive officers of the Company or the Bank. Mr. Craine will continue to participate in the Company’s Directors’ Stock Option Plan.

     Directors’ Stock Option Plan. The purpose of the Directors’ Stock Option Plan is to enhance the Company’s ability to attract and retain highly qualified individuals to serve as members of the Company’s Board of Directors and to provide additional incentives to non-employee directors to promote the success of the Company. Pursuant to the Directors’ Stock Option Plan, Messrs. Akel, Allen, Craine, Niermeyer, O’Neil, and Thorn, Dr. Kelly, Mrs. Bendz and Mrs. Higbee each received a grant of a non-qualifying option for 2,250 shares of Common Stock at an exercise price of $26.93 per share on January 24, 2002, the fair market value on the date of grant. To the extent shares remain available for grant under the Directors’ Stock Option Plan, each non-employee director will receive in January of each year an option to purchase 2,250 shares at the fair market value on the date of grant. For 2003, the non-employee directors each received an option for 2,250 shares at an exercise price of $21.18 per share, the fair market value on the date of grant, January 24, 2003.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

     The following table sets forth a summary of all compensation paid during the last three fiscal years to the Company’s chief executive officer during fiscal 2002 and the Company’s four other most highly compensated executive officers for 2002 (the “named executive officers”). All cash compensation has been paid by the Bank. None of the named executive officers received any separate form of compensation in their capacities as officers of the Company. As to each of the named executive officers, the aggregate amount of perquisites and other personal benefits was less than 10% of the total annual salary and bonus reported for the periods indicated. The Company has not granted any stock appreciation rights.

Summary Compensation Table

					Long Term
					Compensation Awards
						All
					Securities	Other
		Annual Compensation			Underlying	Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)	Options/SARs (#)	($)(1)

Howard W. Sharp	2002	$356,000		$82,343	20,250	$6,000
President, Chief Executive Officer	2001	$288,692		$61,030	50,000	$33,318
and Director (effective November 10, 2000)	2000	$34,615	(2)	$—	100,000 (5)	$—

John P. Driscoll (3)	2002	$168,775		$30,599	12,150	$5,063
Executive Vice President and Director	2001	$168,775		$27,240	—	$5,063
	2000	$157,700		$—	—	$4,731

William M. Le Beau (4)	2002	$159,644		$28,943	12,150	$4,789
Executive Vice President, Risk Management	2001	$119,469		$19,282	—	$2,213
	2000	$7,269		$—	25,000 (5)	$—

Arthur C. Smith	2002	$153,438		$27,110	12,150	$4,486
Executive Vice President – Retail Banking	2001	$145,125		$23,423	—	$4,354
Officer	2000	$135,000		$—	—	$4,050

Larry G. Denniston	2002	$140,342		$24,402	12,150	$3,913
Senior Vice President and	2001	$129,900		$20,966	—	$2,598
Corporate Secretary	2000	$116,000		$—	—	$2,320

(1)	Includes matching contributions under the Bank’s defined contribution plan.
(2)	Mr. Sharp joined the Company in November 2000.
(3)	Mr. Driscoll’s 2001 bonus consists of $6,810 paid in cash and $20,430 deferred.
(4)	Mr. Le Beau joined the Company in December 2000.
(5)	Granted as a hiring inducement.

Option Grants

     The following table sets forth information with respect to grants of stock options to each of the named executive officers during 2002 and the potential realizable value by such individuals. All options were granted at the current market price on the date of grant.

	Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	$of Total			Annual Rates of Stock
	Securities	Options/SARs			Price Appreciation
	Underlying	Granted to	Exercise		for Option Term
	Options/SARs	Employees	or Base	Expiration
Name	Granted (#)	in Fiscal Year	Price ($/Sh)	Date	5% ($)	10% ($)

Howard W. Sharp	20,250	8.1%	$26.05	1/28/2012	$331,750	$840,719
John P. Driscoll	12,150	5.1%	26.05	1/28/2012	199,050	504,431
William M. Le Beau	12,150	5.1%	26.05	1/28/2012	199,050	504,431
Arthur C. Smith	12,150	5.1%	26.05	1/28/2012	199,050	504,431
Larry G. Denniston	12,150	5.1%	26.05	1/28/2012	199,050	504,431

Option Exercises and Holdings

     The following table sets forth information with respect to each of the named executive officers concerning the exercise of stock options during the fiscal year ended December 31, 2002 and the year-end value of all unexercised options held by such individuals.

Aggregated Option Exercises in Last Fiscal Year
and Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options		Options/SARs
	Shares		At Fiscal Year End (#)		At Fiscal Year End ($)(2)
	Acquired On	Value
Name	Exercise (#)	Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Howard W. Sharp	—	$—	150,000	20,250	$647,000	$—
John P. Driscoll	—	—	4,850	12,150	5,432	—
William M. Le Beau	12,500	131,438	0	24,650	0	93,375
Arthur C. Smith	—	—	44,124	12,150	80,676	—
Larry G. Denniston	—	—	40,842	12,150	128,448	—

(1)	Difference between fair market value per share, or price per share if sold, less exercise price per share times the number of shares.

(2)	Market value of underlying securities at year-end, minus the exercise or base price.

Employee Defined Benefit Plans

     The following table illustrates current annual pension benefits under the Company’s defined benefit retirement plan for retirement in 2002 at age 65 under the most advantageous provisions available for various levels of compensation, years of service, and full Social Security benefits. Pension benefits are currently subject to a statutory maximum of $160,000, subject to cost-of-living adjustments. Additionally, annual compensation in excess of $200,000 (subject to cost of living increases) may not be used in calculation of retirement benefits.

Pension Plan Table

Annual
Compensation	Years of Service

	5	10	15	20	25	30	35

$75,000	$7,500	$15,000	$22,500	$30,000	$37,500	$45,000	$45,000
100,000	10,000	20,000	30,000	40,000	50,000	60,000	60,000
125,000	12,500	25,000	37,500	50,000	62,500	75,000	75,000
150,000	15,000	30,000	45,000	60,000	75,000	90,000	90,000
160,000	16,000	32,000	48,000	64,000	80,000	96,000	96,000
170,000	17,000	34,000	51,000	68,000	85,000	102,000	102,000
200,000	20,000	40,000	60,000	80,000	100,000	120,000	120,000

     A participant’s normal retirement benefit is equal to 2% of average annual earnings, multiplied by the number of years and fraction thereof of creditable service. Average annual earnings represent payment made during the 36 consecutive calendar months of highest earnings during the final 120 calendar months of the employee’s creditable service. In no event, however, may the normal retirement benefit exceed 60% of average annual earnings. Pension allowances are based on 2% of the employee’s average basic annual earnings excluding overtime, bonus, or other special payments. Pension benefits are computed on a straight life annuity benefit.

     The periods of creditable service as of December 31, 2002 for Messrs. Sharp, Driscoll, Le Beau, Smith and Denniston were 25 months, 42 months, 24 months, 35 years, and 19 years, respectively.

     In 1995, the Board of Directors of the Bank adopted a Supplemental Executive Retirement Plan (the “SERP”) effective on January 1, 1995 to permit designated employees of the Bank to receive supplemental retirement benefits from the Bank which amounts would be due under the benefit and contribution formulas in the Bank’s defined benefit retirement plan and its defined contribution plan but which cannot be paid under those plans due to reductions and other limitations imposed on such plans pursuant to the Internal Revenue Code of 1986 (the “Code”). The SERP is an unfunded, non-qualified deferred compensation plan and benefits thereunder will be paid from the general assets of the Bank. Currently, no executive officers participate in the SERP. On March 16, 2001, the Bank and Mr. Driscoll entered into Amendment Number 1 to the Supplemental Retirement Agreement, dated as of January 1, 1998 among Mr. Driscoll, Skaneateles Bancorp, Inc. and Skaneateles Savings Bank (the “SRA”). Under the SRA, Mr. Driscoll is entitled to a supplemental retirement benefit equal to the pension benefit he would have received under the Bank’s qualified retirement plan if he were fully vested under such plan. If Mr. Driscoll’s employment with BSB terminates prior to July 1, 2004, Mr. Driscoll’s accrued annual supplemental defined benefit under the SRA as of December 31, 2002 would be $11,536 using the straight life annuity option.

     In addition, the Bank has deferred compensation agreements with several executive officers and directors that permit the elective deferral of bonus or other executive compensation. No executive officers received distributions in 2002 under these agreements.

Agreements with Executive Officers

     The Company and the Bank, which we refer to as the “Employers”, have entered into the following employment contracts and agreements with the named executive officers:

     Sharp Employment Agreement. On October 22, 2001, the Employers entered into an Employment Agreement with Howard W. Sharp to serve as the President and Chief Executive Officer of the Employers (the “Sharp Agreement”) at an annual salary of no less than $356,000 from October 22, 2001 until October 22, 2004 and the Employers may extend the term for one additional year on each annual anniversary date of the Sharp Agreement. Under the terms of the agreement, Mr. Sharp is entitled to certain benefits including monthly membership dues for clubs in the Binghamton, New York area, reimbursement for reasonable business entertainment and travel expenses and participation in all the incentive, bonus, management recognition and benefit plans of the Employers and health, disability and life insurance.

     The Bank may terminate Mr. Sharp’s employment at any time. In the event of an involuntary termination other than for “cause” (as defined in the Sharp Agreement), or a voluntary termination with “good reason” (as defined in the Sharp Agreement), the Bank will continue to pay Mr. Sharp the same level of compensation for the remaining term of the Sharp Agreement, as well as all medical, prescription drug, dental, and disability benefits, and employee life, group life, and other insurance that Mr. Sharp received before the termination, except to the extent such medical, prescription drug and dental benefits are available to Mr. Sharp from a subsequent employer. If an involuntary termination without cause is effected at the request or direction of an acquiring party before a “change in control” (as defined in the Sharp Agreement) or an involuntary termination without cause or a voluntary termination with good reason, occurs within 12 months following a change in control, the Bank shall pay Mr. Sharp a lump sum cash payment equal to 2.99 times the average annual cash compensation paid by the Employers to Mr. Sharp for the five calendar years (or the term of his employment, if less than five years) before the change in control. In such case, the options referred to above would be fully vested and exercisable. If any payments to Mr. Sharp constitute “excess parachute payments” under Section 280G of the Code, the Employers are required to pay the executive an additional payment, referred to as a gross-up payment, sufficient to enable the executive to pay the excise tax described in Section 4999 of the Code imposed on the excess parachute payment, plus taxes on the additional payment. In the event of a voluntary termination without good reason or an involuntary termination of Mr. Sharp’s employment for cause by the Employers, Mr. Sharp has no right to compensation under the Sharp Agreement. Following termination of Mr. Sharp’s employment, the Employers will have the right to enjoin his employment with any significant competitor (as defined in the Sharp Agreement) for the lesser of one year or the remaining employment term plus six months.

     Driscoll Employment Agreement. On May 31, 2000, March 16, 2001, February 21, 2002, and November 25, 2002 the Employers entered into agreements to amend the Employment Agreement dated January 25, 1999, between the Employers and Mr. Driscoll, the former Chairman, President and Chief Executive Officer of Skaneateles Bancorp, Inc. (the “Amended Driscoll Agreement”). Under the terms of the Amended Driscoll Agreement, Mr. Driscoll will serve as the Executive Vice President of the Employers until June 30, 2004 at an annual salary of no less than $147,660. In addition, Mr. Driscoll is entitled to certain benefits including monthly membership dues for clubs, the use of a company car, reimbursement for reasonable business entertainment and travel expenses, participation in all the incentive, bonus, management recognition and benefit plans of the Employers, health, disability and life insurance, and a carry-over of any vested retirement benefits to which he was entitled under any former Skaneateles Bancorp, Inc. benefit plans.

     The Company and the Bank may terminate Mr. Driscoll’s employment at any time. In the event of an involuntary termination other than for “cause” (as defined in the Amended Driscoll Agreement), or a voluntary termination with “good reason” (as defined in the Amended Driscoll Agreement), the Employers are required to continue to pay Mr. Driscoll the same level of compensation for the remaining term of the Amended Driscoll Agreement as well as all medical, prescription drug, dental, and disability benefits, and employee life, group life, and other insurance that Mr. Driscoll and his family received before the termination, except to the extent such medical, prescription drug and dental benefits are available to Mr. Driscoll from a subsequent employer. Mr. Driscoll is not entitled to any payments that would constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. In the event of a voluntary termination without good reason or an involuntary termination of Mr. Driscoll’s employment for cause by the Employers, Mr. Driscoll has no right to compensation under the Amended Driscoll Agreement. If Mr. Driscoll voluntarily terminates his employment before June 30, 2004 without good reason and without the approval of the Employers’ Boards of Directors, he is prohibited from entering into any other employment with a significant competitor of the Bank (as defined in the Amended Driscoll Agreement) for one year or until after December 31, 2004, whichever is less.

     Denniston and Smith Employment Agreements. On December 28, 2000, the Employers entered into two-year employment agreements with Larry G. Denniston (the “Denniston Agreement”) and Arthur C. Smith (the “Smith Agreement”) that replaced in their entirety the Amended and Restated Change of Control Severance Agreements between the Employers and Mr. Denniston and Mr. Smith, respectively, dated June 28, 1999. The term of each of these Agreements will automatically renew for one year on each anniversary of the date the agreements were entered into unless either the Employers or the executive gives contrary written notice to the other such party. Under the Denniston Agreement, Mr. Denniston will serve as the Senior Vice President and Corporate Secretary of the Employers at an annual salary of no less than $116,000. Under the Smith Agreement, Mr. Smith will serve as the Executive Vice President — Retail Banking Officer of the Employers at an annual salary of no less than $135,000. In addition, Messrs. Denniston and Smith are entitled to certain benefits including reimbursement for reasonable business entertainment and travel expenses and participation in all the incentive, bonus, management recognition and benefit plans of the Employers, and all health, disability and life insurance benefits of the Employers.

     The Company and the Bank may terminate Mr. Denniston’s or Mr. Smith’s employment at any time. In the event of an involuntary termination other than for “cause” (as defined in the Denniston and Smith Agreements), or a voluntary termination for “good reason” (as defined in the Denniston and Smith Agreements), the Employers are required to continue to pay the terminated executive the same level of compensation for either 24 months after the date of termination or until the executive attains the age of 65, whichever is earlier, as well as all medical, prescription drug, dental, and disability benefits, and employee life, group life, and other insurance that the terminated executive and his family received before the termination, except to the extent such medical, prescription drug and dental benefits are available from a subsequent employer. If any payments to Mr. Denniston or Mr. Smith constitute “excess parachute payments” under Section 280G of the Code, the Employers are required to pay the executive an additional payment, referred to as a gross-up payment, sufficient to enable the executive to pay the excise tax described in Section 4999 of the Code imposed on the excess parachute payment, plus taxes on the additional payment. In the event of a voluntary termination without good reason or an involuntary termination of the executives’ employment for cause by the Employers, the executives have no right to compensation under their employment agreements. If Mr. Denniston or Mr. Smith terminates his employment before the end of the term without the approval of the Board of Directors of the Bank and without “good reason,” the Bank will be entitled to enjoin the employment of the executive with any “significant competitor” (as defined in the Denniston and Smith Agreements) of the Bank for the lesser of a period of one year or the remaining term plus six months.

     Change of Control Severance Agreement. The Employers entered into a three-year Change of Control Severance Agreement, referred to as the Severance Agreement on December 6, 2000 with William M. Le Beau, Executive Vice President, Risk Management.

     The Severance Agreement provides that the term of the Severance Agreement will be extended automatically by one year on each anniversary date of the Severance Agreement, unless the Employers or the executive provides contrary written notice to the other party within 180 days of the anniversary date.

     If the executive’s employment under the Severance Agreement is terminated (1) for any reason before a “change in control” (as defined in the Severance Agreement); (2) after a change in control, by the Employers for “good cause” (as defined in the Severance Agreements); or (3) by the voluntary action of the executive without “good reason” (as defined in the Severance Agreement), the Employers are required to pay the executive his base salary through the date of termination, and the Employers shall have no further obligation to the executive or his spouse under the Severance Agreement, except for the payment of certain accrued benefits.

     If the executive’s employment under the Severance Agreement is terminated involuntarily without good cause or voluntarily with good reason (1) before a change in control at the request or direction of the acquiring party, or (2) within 12 months after a change in control, the Employers are required to pay the executive for a period of up to three years a salary equal to the higher of the executive’s base salary on the date of the change in control or the date of termination of employment, and other benefits.

     In the event any of the payments to an executive under the Severance Agreement are subject to the excise tax described in Section 4999 of the Code, the Employers will pay the executive an additional payment, referred to as a gross-up payment, to equal to the excise tax imposed on the payments, plus taxes imposed on the additional payment. The Severance Agreement does not contain any provision restricting the right to compete against the Bank upon termination of employment.

Deferred Compensation

     Executive employees may elect to defer the receipt of compensation income pursuant to a nonqualified deferred compensation agreement with the Bank. Interest is credited on the deferred amounts at a rate equal to the Bank’s earning asset yield.

Company Compensation Committee and Bank Salary and Personnel Administration Committee Report on Executive Compensation

     The Compensation Committee of the Company and the Salary and Personnel Administration Committee of the Bank consist of the same five non-employee directors. Decisions on the compensation of the Company’s executives, except with respect to stock options, are made by the Salary and Personnel Administration of the Bank, as the Company’s executives do not receive separate compensation for their services as officers of the Company. The Compensation Committee of the Company has the authority to grant stock options to the Company’s executives under the 1996 Long-Term Incentive and Capital Accumulation Plan (the “1996 Incentive Plan”). For purposes of this report, the Salary and Personnel Administration Committee and the Compensation Committee are referred to together as the “Committee.” All decisions by the Committee relating to the compensation of the Company’s executive officers are reviewed by the full Board of Directors.

     Set forth below is a report submitted by the Committee, addressing the Company’s compensation policies for 2002 as they affected the Company’s executive officers.

     Compensation Policies for Executive Officers. The Committee’s executive compensation policies are designed to provide competitive levels of compensation and assist the Company in attracting and retaining qualified executives. Target levels of executive officers’ overall compensation are intended to be consistent with peer banks in the northeastern United States with assets between $1.0 billion and $5.0 billion. The Committee endorses the position that stock ownership by management and stock-based plans are beneficial in aligning management’s and shareholders’ interests in the enhancement of shareholder value. The Committee also endorses the position that cash bonuses tied to annual target levels for key financial performance objectives strengthen management’s incentive to increase consolidated net income of the Company.

     Relationship of Performance to Executive Compensation. The Company’s named executive officers in fiscal 2002 were eligible for compensation consisting of the following components: base salary, stock options under the 1996 Incentive Plan, the Performance Profit Sharing Plan, as discussed below, benefits under the Bank’s defined benefit retirement plan and defined contribution plan, and certain other benefits. In 2002, each of the named executive officers received stock options.

     Base Salary. The Committee reviews executive base salaries annually. The 2002 base salaries for the Chief Executive Officer and for the other executive officers were set within established salary ranges, which are based upon responsibility, experience and company performance. Base salaries are also designed to be competitive with peer banks in the northeastern United States with assets between $1.0 billion and $5.0 billion.

     Bonuses. The Performance Profit Sharing Plan, adopted on September 24, 2001 and amended effective January 1, 2002 (the “Performance Plan”) by the Board of Directors to replace the IMPACT Bonus Plan, establishes performance targets, including goals for the Company’s return on equity and return on assets, as well as the Bank’s net interest margin and non-performing assets to loan ratio. In addition, the Performance Plan establishes certain individual performance requirements. All of the executive officers of the Bank participated in the Performance Plan in 2002. The maximum cash bonus that could be paid to the Chief Executive Officer under the Performance Plan was 50% of base salary; the maximum cash bonus to the other executive officers was 45% of base salary. The Performance Plan also provided that no bonus could be paid out under the Performance Plan unless the Company declared and paid four quarterly dividends during 2002. A participant in the Performance Plan was not eligible for a bonus under the Performance Plan if the participant terminated employment during 2002 (other than because of disability, retirement or death), received an unsatisfactory performance review rating or failed to meet the requirements of the individual performance criteria, unless the Board or the Salary and Personnel Administration Committee of the Bank determined otherwise. Bonuses pursuant to the Performance Plan are paid in a lump sum after the end of the year, with the first payments occurring in 2003.

     Stock Options. The Company’s 1996 Incentive Plan provides long-term incentives to key employees, including executive officers, through the grant of stock options. The grant of stock options is intended to foster management team cohesion and align management and shareholder interests. Stock option grants provide additional incentives for executive officers. The Company believes that the grant of stock options can be used to encourage performance that can result in enhanced shareholder value. The Board of Directors of the Company adopted a Performance Stock Option Plan on September 24, 2001 to establish specific criteria that must be met to qualify for stock option awards under the 1996 Incentive Plan. For 2002, the criteria were the same as under the Performance Plan. Options based on satisfaction of such criteria will be granted by the Compensation Committee after the end of the year. Options were granted under the 1996 Incentive Plan to the named executive officers who were employees of the Company in 1999, other than Mr. Driscoll; Mr. Sharp and Mr. Le Beau received a grant of options under the 1996 Incentive Plan in 2000; and only Mr. Sharp received a grant of options under the 1996 Incentive Plan in 2001. Options were granted to each of the named executives in 2002. All options were granted at the current market price on the date of grant.

     Other. In addition to the compensation paid to executive officers as described above, executive officers receive, along with and on the same terms as other employees, benefits pursuant to the Bank’s defined benefit retirement plan and matching contributions under the Bank’s defined contribution plan. The executive officers also receive group term life insurance on the same terms as other employees, and certain other perquisites.

     Chief Executive Officer Compensation. Mr. Sharp’s base salary was $356,000 in 2002. Mr. Sharp received options for 20,250 shares of Common Stock during 2002 pursuant to the

Company’s 1996 Incentive Plan. Among the considerations for establishing the salary of the CEO for 2002 was a review of the performance of the Company in certain key areas of performance for the year 2001, including progress in: improving commercial credit underwriting and administration; restructuring of the Company’s asset mix, including reducing the size of the commercial and industrial loan portfolio by 26% in 2001; reducing the need for higher-cost wholesale funding, including reducing out-of-market and brokered deposits by approximately $285 million; and maintaining a strong capital ratio which significantly exceeded the Federal Reserve Board requirements for a “well-capitalized” financial institution. The Committee also considers appropriate comparative salaries for other chief executive officers of peer banks in setting Mr. Sharp’s base salary.

Compensation Committee
Robert W. Allen (Chairman)
Ferris G. Akel
Diana J. Bendz
David A. Niermeyer
Mark T. O’Neil, Jr.

Compensation Committee and Salary and Personnel Administration Committee Interlocks and Insider Participation: Transactions with Management and Others

     In fiscal 2002, the Bank had outstanding commercial real estate loans and commercial loans secured by real estate to Apalachin Development LLC and Newman Development Group of CP, LLC, outstanding, unsecured commercial loans to TSM LLC and Lane Associates, LLC, as well as unsecured letters of credit to Town Square Mall Associates, L.L.C., Campus Plaza L.L.C. and Parkway Plaza L.L.C. and Newman Development Group, L.L.C., each of which was guaranteed by Mr. Akel. Mr. Akel is a member of each of the LLCs and holds a 16 2/3% interest in each of the LLCs listed above, except for an 11.1% interest in Apalachin Development LLC and no ownership interest in Lane Associates LLC. In addition, the Bank has extended loans to one limited liability corporation and to one group of individuals for the purpose of purchasing property owned, in part, by Mr. Akel. In fiscal 2002, the Bank also had outstanding commercial loans, secured by accounts receivable, inventory and equipment to Stakmore Co., Inc. each guaranteed by Mr. Niermeyer. Mr. Niermeyer is the President and Chief Executive Officer of Stakmore Co., Inc. The Bank believes that the foregoing loans, letters of credit and the guarantees, as applicable, by Mr. Akel and Mr. Niermeyer were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The Bank also believes the loans and the guarantees did not involve more than the normal risk of collectability nor present any other unfavorable features.

     For the year ended December 31, 2002, the Bank paid an aggregate of $186,614 to Binghamton Giant Markets, Inc., of which Mr. Akel is President and a principal stockholder. The payment reflects fees paid in connection with transactions on the Bank’s StoreTeller electronic facilities maintained at food markets owned by Binghamton Giant Markets, Inc. at market terms in the ordinary course of business.

Certain Relationships

     Directors and employees of the Company or the Bank are permitted to borrow from the Bank to the extent permitted by New York law and the regulations of the Board of Governors of the Federal Reserve System. Under applicable New York law, the Bank may make first or second mortgage loans to directors and employees provided that each such loan is secured by the individual’s primary residence. In addition, the Bank makes consumer loans and commercial real estate and commercial business loans to directors and employees and related persons consistent with applicable law. Except as described below, all loans made by the Bank to directors and employees and related entities have been made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. It is the belief of management that, at the time of origination, these loans neither involved more than the normal risk of collectability nor presented any other unfavorable features.

     Effective as of August 1997, the Bank adopted a policy permitting all directors and employees to obtain loans at preferential interest rates and to obtain discounted processing fees. This policy was discontinued in May 2002 for directors and executive officers of the Bank. The Bank has extended home equity lines of credit, with preferential terms, at an interest rate of prime plus 1/2% for indebtedness up to $30,000 and prime for indebtedness of more than $30,000 to several individuals. In December 1998, the Bank extend a home equity line of credit to Mr. Rexford C. Decker, the Senior Vice President and Chief Financial Officer of the Company and the Bank; the largest aggregate amount of indebtedness outstanding at any time under Mr. Decker’s line of credit during fiscal 2002 and as of March 6, 2003 was $14,915 and $7,731, respectively. In January 1995, the Bank extended a home equity line of credit to Mr. Arthur C. Smith, Executive Vice President – Retail Banking Officer of the Company and the Bank; the largest aggregate amount of indebtedness outstanding at any time under Mr. Smith’s line of credit during fiscal 2002 and as of March 6, 2003 was $30,000 and $0, respectively. In April 2001, the Bank extended a home equity line of credit to Mr. Roy Brock, Vice President of the Company and Administrative Vice President – Human Resources of the Bank; the largest aggregate amount of indebtedness outstanding at any time under Mr. Brock’s line of credit during fiscal 2002 and as of March 6, 2003 was $59,860 and $59,782, respectively.

     The Bank has outstanding mortgage loans made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, and at the time of origination, did not involve more than the usual risk of collectability nor present any other unfavorable features. Under the Bank’s policy of permitting discounted processing fees to employees and directors, Mr. Denniston, Senior Vice President and Corporate Secretary, received a one point waiver on a mortgage loan in September 1998. The interest rate on the 30-year maturity loan is 7.0% and the largest aggregate amount of indebtedness outstanding during fiscal 2002 and as of March 6, 2003 was $165,056 and $162,513, respectively. Mr. Driscoll, Executive Vice President, also received a one point waiver on a mortgage loan. Mr. Driscoll’s 15-year mortgage loan entered into in December 2001 has an interest rate of 5.75% and the largest aggregate amount of indebtedness outstanding during fiscal 2002 and as of March 6, 2003 was $150,000 and $142,950, respectively.

     For a description of certain transactions regarding Mr. Akel, Mr. Niermeyer and the Bank, see “Compensation Committee and Salary and Personnel Administration Committee Interlocks and Insider Participation.”

Audit Committee Report

     The Company’s Audit Committee currently has five members, Mr. Thorn (Chairman), Mrs. Bendz, Mrs. Higbee, and Messrs. Niermeyer and O’Neil. As of the date of this proxy statement, each of the members of the Audit Committee is an “independent director” under the Nasdaq rules, except for Mr. Thorn. The Audit Committee’s responsibilities are described in a written policy statement and charter that was adopted by the Company’s Board of Directors. The Audit Committee is in the process of reviewing the Audit Committee policy statement and charter in light of the requirements of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated by the Securities and Exchange Commission implementing the Sarbanes-Oxley Act, as well as the rules proposed by The Nasdaq Stock Market relating to corporate governance matters. The Audit Committee intends to adopt a revised Audit Committee policy statement and charter that complies with the Securities and Exchange Commission’s rules and regulations implementing the Sarbanes-Oxley Act and the proposed Nasdaq rules once those rules have been finalized.

     Mr. Thorn served as an independent member of the Audit Committee from April 1998 through February 2000. From August of 1999 through February 2000 he served as Chairman of the Audit Committee. In February 2000, the Board of Directors asked Mr. Thorn to serve as Acting President and Chief Executive Officer of the Company and the Bank. He served the Company and the Bank in those capacities from February 2000 until November 10, 2000. From November 10, 2000 through December 28, 2000, he served as an interim executive officer. Mr. Thorn received compensation from the Bank in excess of $60,000 during 2000 for serving in those capacities. Mr. Thorn re-joined the Audit Committee in January 2001. The Board of Directors of the Company determined that notwithstanding Mr. Thorn’s employment with the Company and the Bank during 2000, it was in the best interest of the Company and its shareholders for Mr. Thorn to resume his service on the Audit Committee since he was no longer employed by the Company or any of its affiliates. Mr. Thorn is a certified public accountant and was co-founder and executive vice president of a privately held computer leasing company. Prior to that, he served as Vice President of Finance, Chief Financial Officer and Treasurer of a publicly owned computer leasing company.

     The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2002 with the Company’s management. The Audit Committee has discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by SAS 61, Communication With Audit Committees. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP the independence of KPMG LLP. Based on the review and discussions described in this paragraph, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements for the year ended December 31, 2002 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Audit Committee
Thomas L. Thorn (Chairman)
Diana J. Bendz
Ann G. Higbee
David A. Niermeyer
Mark T. O’Neil, Jr.

Auditor Fee Information

     Audit Fees. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002 and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year was $377,100.

     Financial Information Systems Design and Implementation Fees. There were no fees billed by KPMG LLP for professional services related to financial information systems design and implementation for the Company for the fiscal year ended December 31, 2002.

     All Other Fees. The aggregate fees billed by KPMG LLP for services rendered other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees” for the fiscal year ended December 31, 2002 were $139,484. These fees primarily consisted of tax compliance, research and planning, audits of employee benefit plans, assistance with the evaluation of bank owned life insurance, and assistance and advice with respect to a system conversion.

     The Audit Committee of the Board of Directors has considered whether the provision of the services covered by “Financial Information Systems Design and Implementation Fees” and “All Other Fees” is compatible with maintaining the independence of KPMG LLP.

Changes in Registrant’s Certifying Accountant

     On February 7, 2002, the Company engaged the accounting firm of KPMG LLP as independent public accountants for the Company for the fiscal year ending December 31, 2002.

     On January 30, 2002, the Company notified PricewaterhouseCoopers LLP that it would be dismissed as the Company’s independent accountants effective upon the completion of the 2001 audit, in March 2002. The decision to dismiss the Company’s accounting firm was recommended and approved by the Company’s Audit Committee of the Board of Directors, as well as the full Board of Directors.

     PricewaterhouseCoopers LLP’s reports on the Company’s financial statements for 2000 and 2001 contained no adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     During 2001 and 2002, there were no disagreements between the Company and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such years.

     In 2001 and through March 2002, there were no “reportable events” described in Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933 with respect to PricewaterhouseCoopers LLP and the Company.

     The change in accountants was made following completion of the 2001 year-end audit by PricewaterhouseCoopers LLP in March 2002. During the last two fiscal years and through March 2002, the Company did not consult KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

     The Company requested PricewaterhouseCoopers LLP to furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements made by the Company on the Current Report on Form 8-K and the Current Report on Form 8-K/A. A copy of the letter to the SEC, dated January 30, 2002, was filed as Exhibit 16 to the Current Report on Form 8-K filed with the SEC on February 6, 2002 and a copy of the letter to the SEC dated April 3, 2002 was filed as Exhibit 16 to the Current Report on Form 8-K/A filed with the SEC on April 3, 2002.

Comparative Company Performance

     The following line graph sets forth comparative information regarding the Company’s cumulative shareholder return on its Common Stock over the last five fiscal years. Total shareholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period. The Company’s cumulative shareholder return based on an investment of $100 at the beginning of the five-year period beginning December 31, 1997 is compared to the cumulative total return of The Nasdaq Stock Market (U.S. Companies) and SNL Securities L.C. $1 billion to $5 billion Bank Index.

Executive Officers

     For information regarding Messrs. Sharp and Driscoll, see “Election of Directors.” The following executive officers of the Company do not serve on the Board of Directors of the Company. There are no arrangements or understandings between the Company and any person pursuant to which such person has been elected as an officer.

Name	Age	Title(1)

William M. Le Beau Arthur C. Smith Rexford C. Decker Larry G. Denniston Douglas R. Johnson Randy J. Wiley Roy W. Brock	54 55 50 57 60 46 43	Executive Vice President, Risk Management
Executive Vice President – Retail Banking Officer
Senior Vice President and Chief Financial Officer
Senior Vice President and Corporate Secretary
Senior Vice President of the Company and Senior
Vice President and Senior Trust Officer of the Bank
Senior Vice President and Treasurer
Vice President of the Company and Administrative Vice President – Human Resources for the Bank

(1)	Titles are the same for the Company and the Bank unless otherwise indicated.

     William M. Le Beau joined the Bank and the Company in December 2000. He is Executive Vice President, Risk Management of the Bank and Company. He was Senior Vice President, Risk Management for the Bank and Company from December 2000 until February 2002. He was Vice President, Community Reinvestment, of M & T Bank from 1998 until December 2000. Prior to that time, he served as Senior Vice President as well as in other senior positions of OnBancorp, Inc. and OnBank & Trust Co. from 1988 until 1998.

     Arthur C. Smith joined the Bank in 1967. He became Executive Vice President — Retail Banking Officer of the Bank and the Company in October 1996. He was Senior Vice President of the Company and the Bank from 1994 to October 1996. Prior to that time, he was Vice President of the Bank from 1987 and of the Company since its formation in 1988.

     Rexford C. Decker joined the Bank in 1982. He became Senior Vice President and Chief Financial Officer of the Bank and the Company in February 1999. Mr. Decker served as Treasurer of the Company and the Bank from November 1999 to March 2000. He was Administrative Vice President and Controller of the Bank from December 1996 to February 1999, Vice President and Controller of the Bank from December 1991 to December 1996, and Controller of the Bank from December 1985 to December 1991.

     Larry G. Denniston joined the Bank in 1983. He became Senior Vice President and Corporate Secretary of the Company and the Bank in December 1996. He was Vice President and Secretary of the Company and the Bank from 1990 to December 1996. Prior to that time, he was Vice President—Financial Services of the Bank since 1985.

     Douglas R. Johnson joined the Bank in 1990. He became Senior Vice President of the Company in January 1997. He has been Senior Vice President and Senior Trust Officer of the Bank since December 1990.

     Randy J. Wiley joined the Bank and the Company in May 2001. He is Senior Vice President and Treasurer of the Bank and the Company. He was Chief Financial Officer of Cazenovia College from April 1998 until May 2001. From March 1980 until April 1998 he was Senior Vice President and Chief Investment Officer for OnBancorp, Inc. and OnBank & Trust Company.

     Roy W. Brock joined the Bank in May 1982. He became Vice President of the Company in September 2001. He has been Administrative Vice President, Human Resources of the Bank since October 2000. Prior to that time he was Assistant Vice President – Human Resources Officer since December 1996.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of March 6, 2003 with respect to the beneficial ownership of Common Stock by any person or group as defined in Section 13(d)(3) of the Exchange Act who is known to the Company to be the beneficial owner of more than 5% of the Common Stock.

	Number of Shares;
	Nature of	Percent of
	Beneficial	Common Stock
Names and Addresses of Beneficial Owners	Ownership (1)	Owned

Dimensional Fund Advisors, Inc. (“DFA”)	714,963 (2)	7.77%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Wellington Management Company, LLP (“WMC”)	474,600 (3)	5.16%
75 State Street Boston, MA 02109

(1)	Based on information in the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act, unless otherwise indicated. Beneficial ownership is direct except as otherwise indicated by footnote. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has or shares voting power and/or investment power with respect to the security, or has the right to acquire beneficial ownership at any time within 60 days from March 6, 2003. As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

(2)	DFA reports sole voting and sole dispositive power over these shares. DFA also reports that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and that it furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. (These investment companies, trusts and accounts are the “Funds”). In its role as investment advisor or manager, DFA possesses both voting and/or investment power over the Common Stock owned by the Funds. All of the shares reported by DFA are owned by the Funds and DFA disclaims beneficial ownership of such securities.

(3)	WMC reports shared voting power over 294,700 shares and shared dispositive power over 474,600 shares. WMC also reports that the shares are owned of record by clients of WMC and that WMC may be deemed to beneficially own these shares in its capacity as investment advisor. WMC’s clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of the Common Stock.

EQUITY COMPENSATION PLAN INFORMATION

Number of securities
Plan category	Number of		remaining available
	Securities to be		for future issuance
	issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding	outstanding	(excluding securities
	options, warrants	options, warrants	reflected in column
	and rights	and rights	(a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	990,581	$21.91	462,372
Equity compensation plans not approved by security holders	None	None	None
Total	990,581	$21.91	462,372

(1)	A narrative description of the 1996 Long-Term Incentive and Capital Accumulation Plan may be found under Proposal 2 of this proxy statement on page 24. A narrative description of the Directors’ Stock Option Plan may be found on page 8 of the proxy statement.

AMENDMENT NUMBER 3 TO THE COMPANY’S

1996 LONG-TERM INCENTIVE AND CAPITAL ACCUMULATION PLAN
(Proposal Two)

     The BSB Bancorp 1996 Long-Term Incentive and Capital Accumulation Plan was adopted and approved by the Board of Directors of the Company in 1996, approved by the shareholders of the Company at the 1996 Annual Meeting, and was amended by the shareholders of the Company in 1998 and 1999. The 1996 Incentive Plan is for the benefit of officers and other employees of the Company and its subsidiaries, whether or not directors of the Company. Directors of the Company who are not officers or employees of the Company or a subsidiary are not eligible to receive grants under the 1996 Incentive Plan. As of March 6, 2003, approximately 102 officer employees of the Company and its subsidiaries and 370 non-officer employees were eligible to participate in the 1996 Incentive Plan. Although under the terms of the 1996 Incentive Plan all employees are eligible for grants, the Board of Directors presently intends to award grants under the 1996 Incentive Plan primarily as part of the Company’s officer compensation program.

     The Board of Directors has voted to amend the 1996 Incentive Plan, subject to shareholder approval at the Annual Meeting, (i) to increase the aggregate number of shares of Common Stock reserved for issuance under the 1996 Incentive Plan from 1,300,000 to 2,050,000 and (ii) to extend the term of the 1996 Incentive Plan from February 26, 2006 to March 20, 2013. The number of shares reserved for issuance is subject to adjustment upon the occurrence of certain events as described below. See “Description of the 1996 Incentive Plan.”

     The Board of Directors of the Company believes that stock options and other forms of equity-based incentive compensation are important to attract and to encourage the continued service of officers and other key employees by facilitating their acquisition of a stock interest in the Company. As of March 6, 2003, 134,120 shares remain for future grants under the 1996 Incentive Plan. Approval of the proposed amendment will increase the number of shares available for issuance under the 1996 Incentive Plan by 750,000 shares, which alone equals 8.16% of the Company’s outstanding Common Stock as of March 6, 2003.

     The Board of Directors has concluded that it is advisable for the Company and its shareholders to continue to have the incentive of stock options, stock appreciation rights and performance shares available as a means of attracting and retaining officers and key employees. This objective is served by amending the 1996 Incentive Plan to increase the number of available shares of Common Stock available for issuance under the 1996 Incentive Plan.

     The amendment to the 1996 Incentive Plan is subject to approval by the holders of at least a majority of the votes present or represented by proxy at the meeting and entitled to vote at the Annual Meeting. By submitting the amendment for shareholder approval at the Annual Meeting, the Company intends to continue to comply with the plan requirements pertaining to options qualifying as “incentive stock options” for federal income tax purposes and to the deduction for such purposes of the full amount to which the Company is entitled with respect to awards made under the 1996 Incentive Plan. See “Federal Income Tax Consequences” below.

Purposes of the 1996 Incentive Plan

     The Committee endorses the position that stock ownership by management and stock-based plans are beneficial in aligning management’s and shareholders’ interests in the enhancement of shareholder value. The purposes of the 1996 Incentive Plan are to enhance performance and to encourage the ownership of the Company’s Common Stock.

Description of the 1996 Incentive Plan

     The 1996 Incentive Plan provides for the grant of incentive stock options and non-statutory options (each as defined below), stock appreciation rights and performance shares to officers and other employees of the Company and its subsidiaries.

     The 1996 Incentive Plan is being administered by a committee composed of the Compensation Committee of the Company (the “Plan Administrators”), who are given absolute discretion to select the persons to whom rights will be granted and determine the number of rights to be granted to each. The current Plan Administrators are the members of the Company’s Compensation Committee. Four kinds of rights are authorized under the 1996 Incentive Plan and are available for grant: incentive stock options, non-statutory options, stock appreciation rights and performance share awards.

     If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or securities of the Company, by reason of merger, consolidation, reorganization, recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares without receipt of consideration by the Company, an appropriate and proportionate adjustment will be made in the number and kinds of shares subject to the 1996 Incentive Plan, and in the number, kinds, and per share exercise price of shares subject to the unexercised portion of options and stock appreciation rights granted prior to any such change. Any such adjustment in an outstanding option or stock appreciation right, however, will be made without a change in the total price applicable to the unexercised portion of the option or stock appreciation right but with a corresponding adjustment in the per share option or stock appreciation right price.

     The 1996 Incentive Plan will remain in effect for a term of 10 years from February 26, 1996, unless sooner terminated in accordance with its terms (which would be extended to March 20, 2013 under the proposed amendment). The Board may amend or terminate the 1996 Incentive Plan except that without approval of shareholders no amendment may change the maximum number of shares that may be issued under the 1996 Incentive Plan, change the class of eligible employees or materially increase the benefits accruing to eligible individuals thereunder.

     The amendment to the 1996 Incentive Plan must be approved by shareholders within one year of the date of adoption of the amendment. No grants will be made pursuant to the amendment unless and until such approval is obtained.

Options under the 1996 Incentive Plan

     One or more options may be granted under the 1996 Incentive Plan to any eligible person, provided that in any calendar year, no one may be granted options for more than 100,000 shares and the aggregate fair market value (determined at the time the options are granted) of the stock for which options qualifying as incentive options first become exercisable in a year may not exceed $100,000. The number of shares of the Company’s Common Stock that may be granted pursuant to full value awards under the 1996 Incentive Plan is limited to 20% of the aggregate shares available under the 1996 Incentive Plan. Non-statutory stock options may also be granted under the 1996 Incentive Plan. As described below, the tax treatment differs substantially with respect to both types of options.

     An incentive option is defined in the Code as an option granted to an employee in connection with his or her employment to purchase stock that satisfies certain conditions. An incentive option must be granted pursuant to a plan specifying the aggregate number of shares to be issued and the employees, or class of employees, eligible to receive such options. A non-statutory option is an option that does not meet certain specified conditions in the Code or that is designated at the time of grant as not constituting an incentive option.

     The exercise price of options granted under the 1996 Incentive Plan may not be less than the greater of the book value or the fair market value of the stock at the date of the grant (110 percent of such value in the case of an incentive option granted to an employee who owns more than 10 percent of the outstanding stock of the Company) and no option may be granted more than 10 years from the date of adoption of the 1996 Incentive Plan. No option may be exercised after 10 years from the date it is granted (five years in the case of an incentive option granted to an employee who owns more than 10 percent of the outstanding stock of the Company). Options are not transferable, except by will and by the laws of descent and distribution, and must be exercised only by the optionee during his or her lifetime.

     Options are exercisable during the period specified in each option agreement although no expiration date will be later than the tenth anniversary of the date on which the option was granted. Unless otherwise specified in an option agreement, options will become exercisable to the extent of 25% of the shares covered by the option at the end of each of the first four years after the date of grant, except that a minimum of 250 shares (or the remaining number of shares subject to the option, if less) will become exercisable each year if the option covers fewer than 1,000 shares. The Company has also granted options with alternative vesting periods. Except as otherwise provided in an option agreement, in the event of an actual or threatened change in control of the Company (as defined), or if any optionee’s employment is terminated for disability (as defined) or if he or she dies while employed by or in the service of the Company or a subsidiary, all options previously granted would become immediately exercisable (except that exercisability of options will not be accelerated automatically to the extent that such acceleration would cause the optionee to be liable for the excise tax imposed on “excess parachute payments” under the Code). If employment is terminated by reason of death, disability or retirement the optionee or the person or persons to whom the optionee’s rights under the option pass by will or by the laws of descent and distribution will have one year to exercise the options. If the employment of an optionee terminates for any other reason, his or her options will be exercisable for three months following termination of employment to the extent exercisable on the date of termination, unless otherwise provided in the option agreement. In no event, however, will the exercise period extend beyond the original expiration date of the option.

     Payment for shares purchased under the 1996 Incentive Plan may be made either in cash or by exchanging mature shares of Common Stock of the Company with a fair market value of up to not less than the total option price plus cash for any difference. The 1996 Incentive Plan also permits “cashless” exercises of options through a broker reasonably acceptable to the Company.

     No Option granted under the 1996 Incentive Plan may be (i) amended or modified so as to reduce the option price of the option, (ii) cancelled, nor (iii) can a new option with a lower option price be granted so that the effect would be the same as reducing the option price, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. No other action can be taken to reprice any option if such amendment, modification or other repricing would result in a charge against the earnings of the Company or any of its affiliates.

     Upon any dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation in which the Company is not the surviving corporation, or upon the sale of all or substantially all of the property of the Company to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving corporation) approved by the Board that results in any person or entity owning 80 percent or more of the total combined voting power of all classes of stock of the Company, the 1996 Incentive Plan and the options issued thereunder will terminate, unless provision is made in connection with such transaction for the continuation of the plan and/or the assumption of the options or for the substitution for such options of new options covering the stock of a successor employer corporation or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and the per share exercise price. In the event of such termination, all outstanding options shall be exercisable in full during such period immediately prior to the occurrence of such termination as the Board of Directors in its discretion shall determine (except that the exercisability of an option shall not be accelerated automatically to the extent that the option would be subject to the excise tax imposed on “excess parachute payments” as a result of such acceleration).

     The granting of an option does not confer upon the optionee any right to remain in the employ of the Company. The optionee will have no dividend or voting rights to the shares until the exercise price has been paid in full upon exercise.

Stock Appreciation Rights under the 1996 Incentive Plan

     Under the 1996 Incentive Plan, the Plan Administrators may, at their discretion but subject to applicable laws and regulations, accept surrender of the right to exercise any incentive option or non-statutory option by an optionee in return for payment by the Company to the optionee of cash or Common Stock of the Company (valued at the fair market value thereof) or a combination of cash and Common Stock in an amount equal to the excess of the fair market value of the shares of Common Stock subject to the option at the time over the option price of such shares. An optionee may exercise such stock appreciation rights only during the period beginning on the third business day following the release of certain quarterly or annual financial information and ending on the twelfth business day following such date.

     Upon the exercise of a stock appreciation right, the stock option to which it relates terminates with respect to the number of shares as to which the right is so exercised. Conversely, upon the exercise of a stock option, any related stock appreciation right shall terminate as to any number of shares subject to the right that exceeds the total number of shares for which the stock option remains unexercised.

     Stock appreciation rights may be granted concurrently with the stock options to which they relate or, in the case of a non-statutory option, at any time thereafter before the exercise or expiration of such options. In the case of a tandem grant of an incentive stock option and a stock appreciation right, the exercise, transfer and expiration of one affects the right to exercise, transfer and expiration of the other. No stock appreciation rights have been granted under the 1996 Incentive Plan.

Performance Shares under the 1996 Incentive Plan

     Employees of the Company may also receive performance share awards pursuant to the 1996 Incentive Plan. The granting of performance shares gives the recipient thereof the right to receive a specified number of shares of Common Stock of the Company contingent upon the achievement of specified performance objectives within a specified award period (which may not be less than 12 months). The performance objectives under the 1996 Incentive Plan will be based on one or more of the following performance standards: profits, growth in revenues, earnings per share, stockholders’ return on equity or return on assets of the Company or the Bank. The performance objectives will be established by the Plan Administrators not later than 90 days after the beginning of the award period. In lieu of some or all of such shares and subject to applicable laws and regulations, the Plan Administrators may distribute cash in an amount equal to the fair market value thereof on the business day next preceding the date of payment. No amounts will be paid and no shares will be issued unless the Plan Administrators certify in writing that the performance objectives have been achieved. If a participating individual dies, becomes disabled or retires, he or she will be deemed to have earned a pro rata portion of the performance shares, based on the number of days of employment completed during the specified award period, as if he or she had been employed at the end of the plan year. If an employee terminates his or her position with the Company prior to the close of an award period for any other reason, any performance share granted to him or her for the period is forfeited. No performance shares have been granted under the 1996 Incentive Plan.

Plan Benefits

     As of March 6, 2003, options to purchase 981,291 shares of Common Stock were outstanding under the 1996 Incentive Plan. The option exercise price under the 1996 Incentive Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Common Stock). No stock appreciation rights or performance shares have been granted under the 1996 Incentive Plan and the Company does not anticipate making any such awards before the Annual Meeting. Non-employee directors of the Company are not eligible for awards under the 1996 Incentive Plan.

     Based on the closing sales price of the Company’s Common Stock on March 6, 2003 of $21.85, the aggregate market value of the shares underlying the options to purchase 884,120 shares reserved under the 1996 Incentive Plan is $19,318,022 assuming shareholder approval of Proposal Two.

Federal Income Tax Consequences

     The federal income tax treatment of incentive options and non-statutory options is substantially different. As regards incentive options, an optionee will not recognize income at the time the option is granted or at the time the option is exercised, except that the excess of the fair market value of the stock acquired upon the exercise of an incentive option over the option exercise price will be includible in the optionee’s alternative minimum taxable income for the year of exercise. However, the date on which fair market value is determined for purposes of the minimum tax may be later if the optionee is subject to certain limitations under the securities laws with respect to the sale of the stock at the time the option is exercised, unless the optionee makes a special tax election within 30 days after exercise. Provided the holding periods described below are met, when the shares of stock received pursuant to the exercise of an incentive option are sold or otherwise disposed of in a taxable transaction, gain or loss, measured by the difference between the exercise price and the amount realized, will be recognized to the optionee as a long-term capital gain or loss.

     In order for an optionee to receive this favorable tax treatment, he or she must make no disposition of the shares within two years from the date the incentive option was granted nor within one year from the date such option was exercised and the shares transferred to him or her. In addition, the optionee must, with the exceptions noted below with respect to death or disability, be an employee of the entity granting the option (or of a parent or subsidiary of such entity) at all times within the period beginning on the date of the grant and ending on a date within three months before the date of exercise. In the case of an optionee who is disabled (as defined by the Code) or who dies while employed or retires, the three month period for exercise following termination of employment is extended to one year.

     If all of the requirements for an incentive option are met except for the holding period rules set forth above, the optionee will be required, at the time of the disposition of the stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the stock at the date of exercise as ordinary income and the excess, if any, as capital gain. At that time, the Company generally will be allowed a corresponding business expense deduction to the extent of the amount of the optionee’s ordinary income.

     With respect to the non-statutory options, upon exercise, the difference between the fair market value on the date of exercise (or, if the optionee is subject to certain restrictions under the securities law at the time of exercise, when such restrictions expire, unless the optionee makes a special tax election within 30 days following exercise) and the option exercise price will be treated as compensation income. If the Company satisfies applicable information reporting requirements, it will be entitled to a deduction for federal income tax purposes in the same amount. On a subsequent sale or exchange of the shares acquired pursuant to the exercise of the non-statutory option, the optionee may have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares. Tax basis will, in general, be the amount paid for the shares plus the amount treated as compensation income at the time the shares are acquired. Provided that the shares have been held for the one-year statutory holding period, such gain or loss would constitute long-term capital gain or loss.

     Generally, if an optionee tenders to the Company shares of stock held by him or her in payment of the exercise price of an option, the transaction will be viewed as a tax-free exchange of such shares and the rules summarized above generally will apply with respect to the tax treatment of the exercise transaction (except that the basis of a number of shares equal to the number of shares exchanged will be determined by reference to the basis of such exchanged shares). However, if shares acquired through the exercise of an incentive or other qualified option are exchanged to pay the exercise price of an incentive option and the applicable holding period requirements with respect to such exchanged shares were not completed, the transaction will be treated as a taxable disqualifying disposition of those shares.

     No federal income tax consequences are incurred by the holder at the time a stock appreciation right is granted. However, upon the exercise of a stock appreciation right, the holder will realize ordinary income for federal income tax purposes equal to the amount received by him or her, whether in cash, shares of Common Stock, or both. The Company will be entitled to a deduction for federal income tax purposes, generally at the same time and in the same amount.

     No federal income tax consequences are incurred by the Company or the participating employee at the time a performance share is granted, except that the employee may make a special tax election within 30 days after the date of grant to report the value of the performance shares as ordinary income for tax purposes. Absent such an election, if the specified performance objectives are met, the individual will realize ordinary income at the end of the award period equal to the amount of cash or the fair market value of the stock received by him or her. If an employee makes the special tax election and subsequently forfeits the shares because of failure to achieve the performance objectives or termination of employment, the employee will not be entitled to a deduction or other tax benefit for the amount reported as income with respect to the grant. If an employee who has made the special tax election satisfies the performance objectives and subsequently sells the shares, any gain or loss on such sale will be capital gain or loss. The Company intends that performance shares granted under the 1996 Incentive Plan will satisfy the rules under Code pertaining to “qualified performance-based compensation.” Therefore, the Company should be entitled to a deduction for income tax purposes for the amount that is includible in the employee’s taxable income, generally for the year in which the amount is taxable to the employee.

     The foregoing is a brief summary of the principal federal income tax consequences of awards under the 1996 Incentive Plan. Recipients of options and other grants should consult with their own personal tax advisors with respect to such grants and transactions in stock acquired under the 1996 Incentive Plan.

Required Vote

     The affirmative vote of the holders of at least a majority of the shares present, either in person or represented by proxy, at the Annual Meeting and entitled to vote at the Annual Meeting is required for approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE
AMENDMENT TO THE COMPANY’S
1996 LONG-TERM INCENTIVE AND CAPITAL ACCUMULATION PLAN

* * *

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal Three)

     The Board of Directors of the Company has approved the appointment of KPMG LLP to continue as independent auditors of the Company for the year ending December 31, 2003, subject to ratification of such appointment by shareholders at the Annual Meeting. KPMG LLP was appointed as the independent auditors for the Company in 2002 on February 7, 2002, following the dismissal of PricewaterhouseCoopers, LLP on January 30, 2002, effective upon the completion of the 2001 audit in March 2002. The Company has been advised by KPMG LLP that neither the firm nor any of its associates has any relationships with the Company or its subsidiaries other than the usual relationship that exists between independent auditors and clients. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of KPMG LLP for fiscal year 2003. KPMG LLP will have a representative at the Annual Meeting who will have an opportunity to make a statement, if he or she so desires, and who will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE RATIFICATION OF THE APPOINTMENT OF
KPMG LLP AS INDEPENDENT AUDITORS FOR FISCAL 2003.

* * *

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company’s directors and certain officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Commission. Based solely on its review of the reports submitted to the Company, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal 2002 Section 16(a) all filing requirements applicable to its directors, officers and greater than 10% beneficial owners were complied with on a timely basis, except Mr. Craine and Mrs. Higbee who each had one late filing.

SHAREHOLDER PROPOSALS

     Any proposal which a shareholder wishes to have presented at the next annual meeting of shareholders and included in the proxy materials of the Company must be received at the main office of the Company, 58-68 Exchange Street, Binghamton, New York 13901, no later than November 28, 2003. If a proposal is in compliance with all of the requirements of Rule 14a-8 of the Exchange Act, it will be included in the Proxy Statement and set forth on the form of proxy issued for the next annual meeting of shareholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

     The proxy being solicited hereby provides discretionary authority to vote on any matter if the Company did not receive notice of such matter prior to April 8, 2003. No notice of any such matter was received by the Company by that date.

ANNUAL REPORT AND FINANCIAL STATEMENTS

     A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2002 accompanies this Proxy Statement.

     Upon receipt of a written request, the Company will furnish to any shareholder without charge a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and the exhibits thereto required to be filed with the Commission under the Exchange Act. Such written request should be directed to: Larry G. Denniston, Senior Vice President and Corporate Secretary, BSB Bancorp, Inc., 58-68 Exchange Street, Binghamton, New York 13901. The Form 10-K is not part of the proxy solicitation materials. The Annual Report on Form 10-K is also available at www.bsbbank.com.

OTHER MATTERS

     Management is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of solicitation of proxies will be borne by the Company. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $10,000 plus reimbursement for out-of-pocket expenses. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

* * *

Revocable Proxy

BSB BANCORP, INC.

58-68 Exchange Street
Binghamton, New York 13901

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE ONLY AT THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2003, AND AT ANY
ADJOURNMENT THEREOF

     The undersigned, being a shareholder of BSB Bancorp, Inc. (the “Company”), hereby appoints a member of the Company’s general counsel, Hinman, Howard & Kattell, L.L.P. of Binghamton, New York, as proxy, such person being duly appointed by the Board of Directors with the power to appoint an appropriate substitute, and hereby authorizes such proxy to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn Binghamton – Arena, 2-8 Hawley Street, Binghamton, New York 13901 on April 28, 2003 at 10:00 a.m., Eastern Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions on the reverse side.

CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE

ANNUAL MEETING OF SHAREHOLDERS OF

BSB BANCORP, INC.

April 28, 2003

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible, or

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call, or

TO VOTE BY INTERNET

Please access the web page at “www.voteproxy.com” and follow the on-screen instructions. Have your control number available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

CONTROL NUMBER

DO NOT RETURN YOUR PROXY CARD IF YOU VOTE BY TELEPHONE OR INTERNET

Please Detach and Mail in the Envelope Provided

     ☒ Please mark your votes as in this example.

1.	To elect three directors for a term of three years, or until their successors have been elected and qualified; and Nominees for terms expiring at the 2006 Annual Meeting who will stand for election (Proposal 1).

FOR all nominees listed	WITHHOLD AUTHORITY to vote for all nominees listed at right	Nominees: Diana J. Bendz David A. Niermeyer Thomas L. Thorn
☐	☐

WITHHOLD AUTHORITY to vote for the following nominees only: (write the name of the nominee(s) in the space below).

2.	To approve an increase in the number of authorized shares under the 1996 Long-Term Incentive and Capital Accumulation Plan and an extension of the term of the Plan (Proposal 2).

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003 (Proposal 3).

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	To transact any other business that properly comes before the Annual Meeting. Except for procedural matters incident to the conduct of the meeting, the Board of Directors is not aware of any other matters which may properly come before the Annual Meeting.

The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Shareholders of BSB Bancorp, Inc. called for April 28, 2003, and a Proxy Statement prior to signing this Proxy.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS OTHERWISE MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTERS. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

Date: , 2003

SIGNATURE(S) OF SHAREHOLDER(S) OR AUTHORIZED REPRESENTATIVE(S)

NOTE:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.